               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

           FASTCOMM COMMUNICATIONS CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                      FASTCOMM COMMUNICATIONS CORPORATION
                              45472 HOLIDAY DRIVE
                               STERLING, VA 20166


                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON                , 1997


                            ------------------------

To the Shareholders of
FASTCOMM COMMUNICATIONS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of FastComm Communications Corporation, a Virginia corporation (the 'Company' or
'FastComm'), will be held on                , 1997, at 9:00 a.m. local time, at
the Holiday Inn, Holiday Drive, Sterling, Virginia for the following purposes:

          1. To elect four (4) directors of the Company;

          2. To consider and act upon a proposal to Amend the Articles of Incorporation for authorization of shares of Preferred Stock;

          3. To consider and act upon a proposal to approve the issuance of shares of Common Stock underlying the corporations convertible Debentures and certain Warrants.

          4. To consider and act upon a proposal to approve an Employee Stock Purchase Plan; and

          5. To ratify the appointment of BDO Seidman, LLP as the independent auditors for the Company for the fiscal year ending April 30, 1998;

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are cordially invited to attend the meeting, although only
shareholders of record at the close of business on                , 1997, are
entitled to notice of and to vote at the meeting.

Shares can be voted at the meeting only if the holder is present or represented by Proxy. If you do not expect to attend the meeting, you are urged to date and sign the enclosed proxy and return it in the accompanying envelope promptly, so that your shares may be voted in accordance with your instructions and the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The grant of your proxy does not affect your right to vote in person in the event you attend the meeting.

                                          By Order of the Board of Directors

                                          ROBERT C. ABBOTT,
                                          Secretary

Sterling, Virginia
Dated:                , 1997

                             YOUR VOTE IS IMPORTANT
  You are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend, you are requested to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, self-addressed stamped envelope, which requires no postage if mailed in the United States. If you attend the Annual meeting and so desire, you may revoke your proxy and vote your shares in person.

                      FASTCOMM COMMUNICATIONS CORPORATION
                              45472 HOLIDAY DRIVE
                            STERLING, VIRGINIA 20166
                  AMENDED PRELIMINARY PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by FastComm Communications Corporation, a Virginia corporation (the 'Company' or 'FastComm'), for use at the Annual Meeting of Shareholders of the
Company to be held on                , 1997, and at any and all adjournments of
such meeting. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal.

     This Proxy Statement and the accompanying proxy card are being mailed to
shareholders commencing on or about                , 1997.

RECORD DATE; VOTING SECURITIES; QUORUM; BROKER NON-VOTES

                    , 1997, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on that date, 10,081,307 Common Shares, par value $.01 per share, of the Company were issued and outstanding. Each Common Share is entitled to one vote on any matter that properly comes before the meeting. Cumulative voting is not permitted with respect to the election of directors. The presence in person or by proxy of the holders of at least a majority of the Common Shares entitled to be voted at the meeting is required to constitute a quorum. Shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to specify a choice with respect to any or all of the proposals or whether a broker with discretionary authority declines to exercise its discretionary voting authority with respect to any or all of the proposals (known as 'non-votes').

VOTING AND SOLICITATION

     Pursuant to regulations of the Securities and Exchange Commission, boxes and a clear means are provided on the accompanying proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director, or to vote against or abstain on the other proposal. With regard to Proposal I, election of directors, applicable Virginia law provides that, if a quorum is present, directors are elected by a plurality of the votes cast; that is, the nominee receiving the most votes FOR is elected. With regard to Proposals II, IV and V, under applicable Virginia law abstentions as well as non-votes will not be counted in determining votes cast because Virginia law provides that, if a quorum is present, action on a matter (other than election of directors) is approved if the votes cast in favor exceed the votes cast against. Therefore, abstentions and non-voters have no effect on the votes on this proposal. With regard to Proposal III, applicable Virginia law provides that the Amendment to the Company's Articles of Incorporation must be approved by two-thirds of the issued and outstanding shares of the company.

     The Company has retained Innisfree M&A Incorporated ('Innisfree') to assist the Company in connection with its communications with, and solicitation of proxies from, its shareholders with respect to the Annual Meeting. Innisfree
will receive $       for its services and reimbursement of out-of-pocket
expenses in connection therewith the Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company. Unless so revoked, the shares represented by signed proxies solicited by the Company will be voted in accordance with the instructions given therein by the shareholders. Any signed proxy not specifying to the contrary will be voted FOR the election of the Board of Directors' nominees as directors referred to in Proposal I and, FOR the ratification of the appointment of BDO Seidman, LLP as independent auditors for the Company for the fiscal year 1998 referred to in Proposal V and FOR Proposals II, III and IV. So far as the Company's management is aware, such matters are the only matters to be acted on at the meeting. As to any other matter which may properly come before the meeting or any adjournment thereof, the person named in the accompanying proxy card will vote thereon in accordance with their best judgment.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information regarding ownership of Common Shares of the Company at October 31, 1997, by each person who is known by management of the Company to own beneficially more than five percent of the Common Shares (setting forth the address of each such person), by each director and nominee for election as a director, by the Named Executive Officers of the listed in the 'Summary Compensation Table' set forth herein, and by all directors and Executive Officers of the Company as a group. Shares issuable on exercise of options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such warrants or options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Insofar as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.


                                                                              AMOUNT AND NATURE          PERCENT OF
                  NAME AND ADDRESS OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP       CLASS(10)
------------------------------------------------------------------------   -----------------------    ----------------

Peter C. Madsen, Sterling, Virginia(1)..................................            813,086                 8.06%
Robert C. Abbott, Reston, Virginia......................................            247,408(2)              2.44%
William A. Flanagan, Sterling, Virginia.................................            224,451(3)              2.22%
Edward R. Olson, Reston, Virginia(1)....................................             23,735(4)              0.23%
Thomas G. Amon, New York, New York(1)...................................             13,317(5)              0.13%
Edward C. Bursk, Centreville, Virginia..................................             34,166(6)              0.34%
Mark H. Rafferty, Centreville, Virginia.................................            121,754(7)              1.20%
Richard L. Apel, Lawrenceville, Georgia.................................            146,563(8)              1.45%
Susquehanna Financial Group, Bala Cynwyd, PA............................            829,187(9)              7.59%
All Directors and Officers as a group
  (eight persons).......................................................          1,624,678                16.09%


------------

 (1) Director


 (2) Gives effect to 55,000 options owned by Mr. Abbott exercisable within 60 days.


 (3) Gives effect to 5,000 options owned by Mr. Flanagan exercisable within 60 days.


 (4) Gives effect to 23,333 options owned by Mr. Olson exercisable within 60 days.


 (5) Shares are owned by Thomas G. Amon Pension and Profit Sharing Plans as to which Mr. Amon has no voting or investment power. Gives effect to 6,667 options owned by Mr. Amon exercisable within 60 days.


 (6) Gives effect to 33,666 options owned by Mr. Bursk exercisable within 60 days.



 (7) Gives effect to 91,667 options owned by Mr. Rafferty exercisable within 60 days.


 (8) In connection with the acquisition of Comstat Datacomm Corporation ('CDC'), the Company issued 146,600 shares of restricted common shares, $.01 par value (the 'Exchange Shares') and 43,948 of its restrictive common shares, $.01 par value (the 'Adjustment Shares') in exchange for all the issued and outstanding shares of CDC which were owned by Richard L. Apel.

 (9) Reflects shares issuable upon conversion of securities issued under $5 million private convertible debenture offering to four investors in a private placement in April, 1997.

(10) Based upon 10,094,065 shares outstanding at October 31, 1997.

                            ------------------------

     The Company is unaware of any arrangement the operation of which could at a subsequent date result in a change in control of the Company.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Each of the four persons listed below has been nominated for election as a director of the Company to serve until the next Annual Meeting of Shareholders, or until a successor has been duly elected and qualified. If so authorized, the persons named in the accompanying proxy will vote for the election of each nominee. Shareholders who do not wish their shares voted for a particular nominee may so indicate by striking that nominee's name as instructed on the proxy card.

     The Company has been informed that each nominee is willing to serve as a director. If any one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by Proxy will be voted for the remaining nominees and for any substitute nominees designated by the incumbent Board of Directors. If no substitute is designated, the size of the Board may be reduced or votes will be cast according to the judgment in such matters of the persons voting the proxies. Each nominee for election except Mr. Rafferty, as director of the Company is an incumbent. The Board knows of no reason why any of the nominees will be unavailable to serve.

     The following lists the nominees for election as directors of the Company, including the age of each person as of July 15, 1997, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The number of Common Shares of the Company owned beneficially by each person at July 15, 1997, is set forth beneath the caption 'Security Ownership of Certain Beneficial Owners and Management' at Page 3.

                       NOMINEES FOR ELECTION AS DIRECTORS
                 WITH TERMS EXPIRING AT THE 1998 ANNUAL MEETING

     Peter C. Madsen, age 47; Mr. Madsen has been President, Chief Executive officer and a director of the Company since September 1992. Mr. Madsen was President of Professional Marketing Corporation, a telecommunications equipment distributor, from February 1992 to September 1992. From November 1986 to January 1992, he was an officer and director of Newbridge Networks Corporation, a Canadian telecommunications company, most recently as President of Newbridge Networks Inc., Newbridge Networks Corporation's United States subsidiary. Mr. Madsen currently serves as a director of Newbridge Networks Corporation.

     Edward R. Olson, age 57, has served as a director since January 1989. From 1990 to present, Mr. Olson has served as the President, Chief Executive Officer and Chairman of MC Industries, Inc., a fluid hydraulics equipment manufacturer. Commencing July 1, 1995, Mr. Olson became a principal in KPMG BayMark, LLC. KPMG BayMark LLC has since been renamed to Dominion Management LLC. For the past five years, Mr. Olson has served as President of Ed Olson Consulting Group, Ltd., a management consulting firm. From 1992 to 1993 Mr. Olson was Senior Vice President, Operations of Audiovox Corporation, a company concentrating in the marketing and distribution of consumer electronic devices. Mr. Olson is Chairman and President of York Industries, York, PA and Chairman of S&L Metal Products, Queens, New York.

     Mark H. Rafferty, age 43, has been Vice President, Chief Financial Officer and Treasurer of the Company since August 1993. From August 1992 to August 1997, Mr. Rafferty was Vice President, Finance at Newbridge Networks, Inc. From August 1987 through August 1992, Mr. Rafferty was Controller of Newbridge Networks, Inc.

     Thomas G. Amon, age 50, has served as a director since December, 1994. Mr. Amon has been a partner in the law firm of Amon & Sabatini for the past five years.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during fiscal 1997. All directors attended each of the meetings of the Board of Directors.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors has no nominating committee.

     The Audit Committee, consisting of Messrs. Olson and Amon met four times during fiscal 1997. The function of the Audit Committee is to recommend the appointment of the independent public accountants, to review the nature and scope of the services of the independent public accountants, to confer with the independent public accountants and to review the results of their audit and the Company's internal controls, and to provide assistance to the Board of Directors with respect to the corporate and reporting practices of the Company.

     The Compensation Committee, consisting of Messrs. Madsen, Olson and Amon met four times during Fiscal 1997. The function of the Compensation Committee is to make recommendations to the Board of Directors regarding compensation to be paid to the Company's executive Officers.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS LISTED ABOVE.

BOARD REPORT ON EXECUTIVE COMPENSATION

     Compensation levels for executive officers are set by the Compensation Committee of the Board of Directors. The Committee is presently comprised of the following individuals: Peter C. Madsen, Thomas G. Amon and Edward R. Olson. Salaries are reviewed annually and are based on individual performance, the extent of individual responsibility and comparisons with salaries paid in the industry.

     The Company recruits for its executive officer positions from within the communications industry. In most instances, the source Company is significantly larger than the Company. It is the policy of the Board of Directors of FastComm to hire executive officers at levels below that of their current salaries along with a stock option package intended to make up for the differentiation and to provide a performance incentive. The Company feels that stock options are an attractive benefit in that they enhance performance and loyalty at little cost. The Company believes that the compensation packages offered to its current employees and prospective employees are consistent with that of the telecommunications industry.

     The Board establishes compensation levels based on experience and responsibility. No executive officer has received a salary increase during fiscal year 1997.

     The Board granted four executive officers options during fiscal 1997. Two of these grants were determined by these individuals performance, responsibility, security and the number of options currently held by these officers. The two remaining grants were conditions of employment.

     The Board adheres to a policy of granting options to executive officers based upon performance and responsibility. In addition, the Board also considers the relative importance of the job function being performed and the number of options currently held by the executive officer.

          /s/ Thomas G. Amon, /s/ Edward R. Olson, /s/ Peter C. Madsen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year, Peter C. Madsen, Edward R. Olson, and Thomas G. Amon as directors participated in deliberations of the Company's Board of Directors concerning executive officer compensation and stock option grants, including their own. Other than the foregoing, none of such directors was party to any reportable interlock or participation during fiscal 1997. During the fiscal year ended April 30, 1997, the Company sold approximately $43,000 of product under normal terms and conditions to Newbridge Networks, Inc., the United States subsidiary of Newbridge Networks Corporation, a Canadian Telecommunications Company ('Newbridge'). Peter C. Madsen, President, Chief Executive Officer and a director of the Company is also a director of Newbridge.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the NASDAQ

Stock Market -- US Index ('NASDAQ STOCK MRKT -- US') and the NASDAQ Telecommunications Index ('NASDAQ TELECOM') for the five year period ended on April 30, 1997. The information below is based on an investment of $100, on April 30, 1992, in the Company's Common Stock, the NASDAQ STOCK MRKT -- US and the NASDAQ TELECOM. The Company's Management consistently cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                                [TO BE PROVIDED]

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation paid by the Company to the six (6) named executives (the 'Named Executive Officers') for services furnished in all capacities to the Company during the fiscal year ended April 30, 1997, as well as such compensation paid by the Company to the Named Executive Officers during the Company's two previous fiscal years:

                                                                                                          LONG TERM
                                                                                                         COMPENSATION
                                                                                                            AWARDS
                                                                                                         ------------
                                                                                                          SHARES OF
                                                             ANNUAL COMPENSATION         OTHER ANNUAL    COMMON STOCK
                                                        -----------------------------    COMPENSATION     UNDERLYING
            NAME AND PRINCIPAL POSITIONS                YEAR    SALARY($)    BONUS($)        ($)           OPTIONS
-----------------------------------------------------   ----    ---------    --------    ------------    ------------

Peter C. Madsen(2) ..................................   1997      101,757        0           6,613                0
  President, CEO and Chairman of the Board              1996      104,196        0           6,219                0
                                                        1995      113,344        0           6,219                0
Mark H. Rafferty(3) .................................   1997      108,503        0           5,824           25,000
  Vice President -- Chief Financial Officer             1996      106,207        0           5,824                0
                                                        1995      110,825        0           5,824          125,000
Robert C. Abbott(4) .................................   1997       98,639        0               0           15,000
  Vice President -- Engineering Corporate Secretary     1996       95,552        0               0                0
                                                        1995      100,750        0               0           50,000
William A. Flanagan(5) ..............................   1997      109,417        0           2,511                0
  Vice President -- Marketing and Technology            1996      106,715        0           6,632           15,000
                                                        1995      113,913        0           6,632                0
Edward C. Bursk(6) ..................................   1997       52,532        0           2,400           55,000
  Vice President -- Sales and Marketing
Richard L. Apel(7) ..................................   1997       25,853        0           1,200           50,000
  Vice President

------------

The options listed with respect to fiscal year 1995 long-term compensation awards include options granted upon repricing (and consequent cancellation) of previously granted options. Options to purchase the following number of shares granted to the following persons in fiscal year 1995 were issued as a result of the repricing on September 9, 1994 of previously granted options: Mr.
Rafferty -- 75,000 (all of which were originally granted in fiscal year 1994); Mr. Abbott -- 50,000 (all of which were originally granted in fiscal year 1994). The repriced options were conditioned upon waiver of previously granted options and acceptance of a new vesting period.

(1) Automobile benefit.

(2) At April 30, 1997, Mr. Madsen held 751,086 restricted shares of Common Stock with a market value of $3,755,430 at that date; Mr. Madsen waived the payment of $28,522 of his salary in the 1994 fiscal year.

(3) At April 30, 1997, Mr. Rafferty held 28,088 restricted shares of Common Stock with a market value of $140,435 at that date.

(4) At April 30, 1997, Mr. Abbott held 192,408 restricted shares of Common Stock with a market value of $962,040 at that date.

(5) At April 30, 1997, Mr. Flanagan held 218,451 restricted shares of Common Stock with a market value of $1,097,255 at that date.

(6) Mr. Bursk commenced working for the Company in November, 1996. At April 30, Mr. Bursk held 500 restricted shares of Common Stock with a market value of $2,500.

(7) Mr. Apel commenced working for the Company in February, 1997. At April 30, Mr. Apel held 146,600 shares of Common Stock with a market value of $733,000.

FISCAL 1997 OPTION GRANTS

     The following table sets forth information concerning grants of stock options to the Named Executive Officers made pursuant to the Company's 1992 Stock Option Plan during the fiscal year ended April 30, 1997:

                                                PERCENT OF
                                 SECURITIES    TOTAL OPTIONS
                                 UNDERLYING     GRANTED TO      EXERCISE OR
                                  OPTIONS      EMPLOYEES IN     BASE PRICE
             NAME                GRANTED(#)     FISCAL YEAR       ($/SH)
------------------------------   ----------    -------------    -----------

Peter C. Madsen...............          0         --               --
Mark H. Rafferty..............     25,000           4.86             6.50
Robert C. Abbott..............     15,000           2.92            12.00
William A. Flanagan...........          0              0           --
Thomas G. Amon................     10,000           1.95%         $ 15.63
Edward R. Olson...............     10,000           1.95%         $ 15.63
Edward C. Bursk...............     55,000          10.70%         $  6.50
Richard L. Apel...............     50,000           9.73%         $  6.82


                              EXPIRATION
             NAME                DATE       5%($)      10%($)
----------------------------------------   -------    --------
Peter C. Madsen...............   --          --          --
Mark H. Rafferty.............. 12/23/01     44,750      99,250
Robert C. Abbott.............. 07/14/01     49,800     109,250
William A. Flanagan...........   --          --          --
Thomas G. Amon................ 05/08/01    $43,150    $ 95,450
Edward R. Olson............... 05/08/01    $43,150    $ 95,450
Edward C. Bursk............... 12/23/01    $98,450    $218,350
Richard L. Apel............... 01/30/02    $94,000    $208,000

------------

The exercise price of each option may not be less than 100% of the fair market value of the stock on the date of the grant for incentive options or 85% of such fair market value for non-qualified stock options, as determined by the Board of Directors. Options vest over a three year period and expire five years from date of grant and, in most cases, upon termination of employment.

FISCAL 1997 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended April 30, 1997 by each of the Named Executive Officers and the fiscal year end value of unexercised options held by such persons:

                                                                     SHARES UNDERLYING
                                   SHARES                      UNEXERCISED OPTIONS AT FISCAL
                                 ACQUIRED ON       VALUE                YEAR-END(#)
             NAME                EXERCISE(#)    REALIZED($)      EXERCISABLE/UNEXERCISABLE
------------------------------   -----------    -----------    -----------------------------

Peter C. Madsen...............      --             --                  0                0
Robert C. Abbott..............      --             --             33,333           31,667
William Flanagan..............      --             --              5,000           10,000
Thomas G. Amon................                                     3,333           13,334
Edward R. Olson...............      --             --             16,666           13,334
Mark H. Rafferty..............      --             --             41,667           66,667
Edward C. Bursk...............      11,600         89,125          3,699           70,001
Richard L. Apel...............      --             --             --               50,000


                                  VALUE OF UNEXERCISED
                                IN-THE-MONEY OPTIONS AT
                                   FISCAL YEAR-END($)
             NAME              EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------
Peter C. Madsen...............$         0       $     0
Robert C. Abbott..............$    20,833       $10,417
William Flanagan..............$         0       $     0
Thomas G. Amon................$     5,833       $ 5,835
Edward R. Olson...............$    11,666       $ 5,835
Mark H. Rafferty..............$    26,042       $26,042
Edward C. Bursk...............$       208       $ 7,500
Richard L. Apel...............$         0       $     0

EMPLOYMENT AND CONTROL ARRANGEMENTS

     Effective September 18, 1992 the Company, Mr. Robert N. Dennis and Mr. Edward R. Olson, as the 'Current Directors' therein, and Mr. Peter C. Madsen entered into an employment agreement (the 'Employment Agreement') regarding the terms of Mr. Madsen's employment by the Company and the scope of the relationships among the parties to the Employment Agreement.

     Pursuant to the Employment Agreement (i) Mr. Madsen was elected President and Chief Executive officer of the Company for an initial term expiring on January 31, 1995 at an initial base salary of $100,000 per year, (ii) Mr. Madsen was granted an option to purchase up to 425,000 shares of Common Stock of the Company at an exercise price of $1,09375 per share upon certain terms and conditions, and (iii) Mr. Madsen and Mr. Peter Sommerer were elected directors of the Company to fill two vacancies then existing on the Board of Directors.

     Under the Employment Agreement, Mr. Madsen has been granted full control of and authority over the operations of the Company, subject to the general oversight of the Board, and the Current

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
Directors agreed not to take any action inconsistent with their respective obligations thereunder. The Employment Agreement and the related actions resulted in an effective change in control of the Company away from Mr. Dennis to Mr. Madsen. The Employment Agreement, which currently expires on January 31, 1998, is renewable thereafter on a year to year basis.

DIRECTOR'S COMPENSATION

     Directors receive no salary for their services as such; however, the Board of Directors has authorized payment of reasonable expenses incurred by non-employee directors in connection with attendance at meetings of the Board of Directors. Further, members of the Company's Board of Directors are granted options to purchase common shares pursuant to the Company's 1992 Stock Option Plan. During Fiscal Year 1997, the Company granted options to purchase 10,000 shares each to two of its directors. The Chairman of the Board receives no compensation for serving in such capacity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal years ended April 30, 1996 and 1997 and the six months ending October 31, 1997, the Company sold approximately $158,000 $43,000, and $10,620 respectively of product under normal terms and conditions to Newbridge Networks, Inc. ('NNI') a United States subsidiary of Newbridge Networks Corporation, a Canadian Telecommunications Company ('Newbridge'). FastComm sells to NNI under net 30 day terms with prompt payment discounts. Such terms are consistent with that of similar customers. Title passes on shipment of product. Under the terms of the contract, NNI may return purchased and paid for (during the previous six month period) but unused products to FastComm for either warranty revalidation and/or revision level change (hardware or firmware). Peter
C. Madsen, President, Chief Executive Officer and a director of the Company is also a director of Newbridge.

     The Company paid the law firm of Amon & Sabatini $154,000 in the fiscal year ended April 30, 1996 and $183,000 in the fiscal year ended April 30, 1997 and $48,500 for the sixth month period ended October 31, 1997. Thomas G. Amon, a Director of the Company, since December 1994, is a partner of Amon & Sabatini.

     On February 13, 1997, FastComm entered into an agreement whereby it leased a facility in Georgia that is owned by Richard L. Apel. Mr. Apel is a Vice President of the Company. The Company paid$22,0000 to Mr. Apel in the fiscal year ended April 30, 1997 and $43,200 for the six month ending October 31, 1997. Also in connection with the acquisition of Comstat, Mr. Apel was loaned $300,000. The loan bears interest at 2 1/2 above the prime lending rate and is secured by a pledge of certain shares the Company's stock issued to him in connection with this transaction.

     The terms of the transactions described above were negotiated at arms length such that the terms were as favorable to the Company as could have been obtained from an unaffiliated third party.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

                                  PROPOSAL II
                   AUTHORIZATION OF SHARES OF PREFERRED STOCK
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt an amendment to Article 3 of the Articles of Incorporation that would authorize 100,000 shares of preferred stock with such relative rights, preferences, voting and class or series designations as shall be determined by the Board of Directors.

     The Company's Articles of Incorporation currently authorize the issuance of 25,000,000 shares of Common Stock and no Preferred Shares. No holder of Common Stock has any preemptive rights.

     Under the proposed amendment, in creating a new class of series of Preferred Stock, the Board of Directors would set the rights of such class or series as to dividends, voting, preferences, liquidations and redemption. This would enable the Board of Directors to act promptly in issuing a new class or series of Preferred Stock and to tailor the terms of such class or series to the transaction or circumstances to which such issuance relates. The Company will from time to time consider issuing shares of preferred stock or rights to acquire preferred stock.

     The full text of Proposal Two is attached to this Proxy Statement as Exhibit A, which shareholders are urged to read carefully.

     Effective April 9, 1997, the Company issued, in a private placement, $5,000,000 principal amount of Debentures to four private investors (the 'Private Placement Investors'). The Debentures are convertible into shares of the Company's common stock at, depending on the time of conversion, a fixed or variable conversion price. The Securities Purchase Agreement (the 'Agreement') with the Private Placement Purchasers provides, in part that the Debentures are also convertible into 5,000 shares of to-be-created class of Class 'A' Preferred Stock of the Company, if authorized by the Board of Directors and the Shareholders of the Company. If so authorized the Preferred Shares, will be convertible into Common Shares and Warrants upon the terms and subject to the limitations and conditions set forth in a Certificate of Designation, Preferences and Rights attached hereto as Exhibit B.

     Upon approval of the Amendment to the Company's Articles of Incorporation, to create the new class of Preferred Stock, and upon the fulfillment of certain other conditions, the Company has the right to require the conversion of all of the outstanding principal amount of Debentures into that number of shares of the to-be created series of the Company's Preferred Stock having the designations preferences and rights set forth in the Certificate of Designations, Preferences and Rights which have a total face amount equal to such principal amount.

     Dividends. Holders of the Preferred Stock are entitled to receive dividends, out of funds legally available therefor at the rate of 5% per annum on the face value of such shares, payable at the time of conversion in cash or shares of common stock at the option of the Company. The amount of dividends payable in respect of each share of Preferred Stock will be equal to the result obtained by multiplying (i) the number of shares (including fractions) of the Company's Common Stock, into which such shares of Preferred Stock is convertible (whether or not shareholder approval of the convertability of the Preferred Stock has occurred) by (ii) the amount of dividends declared and paid on each share of the Common Stock. No dividend may be paid or declared on any share of the Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Preferred Stock in an amount determined as set forth above; nor may any dividend be paid or declared on any share of Preferred Stock unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of the Common Stock, in each case without preferences or priority of any kind.

     Liquidation Preferences. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to (i) the Series A Preferred, unless, prior thereto, the holders
of shares of Series A Preferred shall have received    per share. Following the
payment of the full amount of such liquidation preferences, no additional distributions shall be made to the holders of shares of the Preferred Stock.

     Conversion Rights and Antidilution Provisions. If the holders of the Common Stock approve Proposals 2, 3 and 4, as applicable, shares of Preferred Stock will become convertible, in whole or in part, at the option of either the holder or the Company, into Common Stock, at any time or from time to time. The conversion rate will be ten (10) shares of Common Stock for each share of Preferred Stock, subject to adjustment for any subsequent subdividions or combinations of the outstanding shares of Common Stock into a different numbr of shares of Common Stock. In the event of any business combination transaction involving the Company, each share of Preferred Stock will thereafter be convertible into, in lieu of Common Stock, the same kind and amounts of securities or other assets, if any, which were issuable or distributable to the holders of shares of outstanding Common Stock in connection with such business combination transaction.

     Redemption. The Preferred Stock is not redeemable.

     Voting Rights. The holders of Preferred Stock are entitled to that number of votes per share equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible (upon shareholder approval) at all meetings of stockholders of the Company; provided, however, that shares of Preferred Stock are not be entitled to vote on the approval of the issuance of Common Stock upon conversion of the Preferred Stock.

                      PURPOSES AND EFFECTS OF PROPOSAL II

     The financial statements contained in the Company's Annual Report for the year ending April 30, 1997, on pages F-1 through F-7 of the Annual Report, are incorporated herein by reference, as are the supplementary financial information contained on pages F-8 through F-27, management's discussion and analysis of Financial condition and results of operations on pages 16 through 20, and the changes in and disagreements with accountants on accounting and financial disclosure on page 27. Representatives of the principal accountants for the current year and for the most recently completed fiscal year are expected to be present at the shareholders meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Board of Directors believes that the authorization of shares of preferred stock as contemplated by Proposal II would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, stock dividends and other general corporate purposes such authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of preferred stock to be issued without the expense and delay of a special shareholder meeting. The Company does not have any present plan or agreement for the issuance for Preferred Stock, other than to the Private Placement Investors.

     Except as otherwise required by applicable law or regulation, the shares of preferred stock to be authorized in Proposal II will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board of Directors.

     The proposed Preferred Stock Amendment will give the Board of Directors the express authority, without further action of the stockholders, to issue shares of Preferred Stock from time to time in one or more series and to fix before issuance with respect to each series (i) the designation and the number of shares to constitute each series, (ii) the liquidation rights and preferences, if any, (iii) the dividend rights (which could be senior to the Common Stock) and interest rates, if any, (iv) the rights and terms of redemptions, (v) whether the shares of Preferred Stock are to be convertible or exchangeable into shares of Common Stock or other securities of the Company, and the rates thereof, (vii) any limitation on the payment of dividends on the Common Stock while any shares of Preferred Stock are outstanding, (viii) the voting power, if any, of the shares of Preferred Stock in addition to the voting rights provided by law, which voting power may be general or special, and (ix) such other provisions as will not be inconsistent with the Certificate. All the shares of any one series of Preferred Stock will be identical in all respects. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distribution upon liquidation of the Company, and may have other preferences over the Common Stock, including a preferential right to elect directors in the event that Preferred Stock dividends (if the Preferred Stock carries a dividend) are not paid for a specified period.

     The specific terms of any Preferred Stock to be authorized pursuant to the Preferred Stock Amendment (other than the Preferred Stock, the terms of which are described above) will depend primarily on market conditions, and other factors existing at the time of issuance. The Company does not intend to issue any Preferred Stock except on terms which it deems to be in the best interests of the Company and its stockholders. The Board of Directors currently intends to issue shares of Preferred Stock only in conjunction with the Agreement. However, the Board of Directors may, in its discretion, determine to issue shares of Preferred Stock for other proper corporate purposes as discussed above. The Board of Directors has considered the potential disadvantages to the issuance of Preferred Stock (such as the negative impact a Preferred Stock dividend may have on the Company's earnings per share, if any, the liquidating preference the Preferred Stock would have over the Common Stock and the potential dilution of any stockholders' equity to the extent that Preferred Stock, when and if issued, may be redeemable or convertible into Common Stock); however, the Board of Directors believes that the advantages of future flexibility afforded by the ability to issue Preferred Stock outweigh the disadvantages, and would be in the best interests of the Company and its stockholders.

     It is not possible to state the precise effects of the authorization of the Preferred Stock upon the rights of the holders of Common Stock until the Board of Directors determines to issue Preferred Stock and sets the respective preferences, limitations and relative rights of the holders of each class or series of Preferred Stock so issued. However, such effects might include (i) reduction of the amount otherwise available for payment of dividends on the Common Stock, to the extent dividends are payable on any issued Preferred Stock,
(ii) restrictions on dividends on the Common Stock, (iii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights, (iv) conversion of the Preferred Stock into Common Stock at such prices as the Board determines, which could include issuance at or below the fair market value or original issue price of the Common Stock, and (v) the holders of Common Stock not being entitled to participate in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Preferred Stock.

     The Board may determine that any particular series of the proposed Preferred Shares will rank junior to, on a parity with, or senior to any other series of Preferred Shares in respect of dividends and liquidation rights. It is not expected that the authorization and issuance of preferred Shares will have an adverse affect upon the rights of existing shareholders. Common Shareholders have no preemptive rights and accordingly, have no preferential rights to purchase any of the Company's Common Shares or Preferred Shares in order to maintain their proportionate ownership. Therefore, the general effect of the issuance of Preferred Shares, as well as additional issuances of Common Shares, would be to dilute the present voting power of the current holders of Common Shares.

     The holders of Preferred Shares may receive preferences in the event of dissolution, liquidation or winding up of the Company equal to the purchase price per share plus declared (or cumulative) but unpaid dividends, if any. The right of Common Shareholders to distribution of the Company's assets will therefore be diminished. When considering the issuance of the Preferred Shares, the Board of Directors will consider the above-described general effect upon the Common Shareholders. The board of Directors does not intend to issue any Preferred Shares, except on terms that the Board of Directors deems to be in the best interests of the Company and its then existing shareholders.

     The issuance of shares of preferred stock could adversely affect the rights of the Company's common shareholders, since the dividend and liquidation rights of the common shareholders will generally be subordinate to the rights of preferred shareholders.

     The Board of Directors could use preferred stock to discourage an attempt to change control of the Company, even though a change in control might be perceived as desirable by some shareholders, by, among other things selling a substantial number of shares of preferred stock to persons who have an arrangement with the company concerning the voting of such shares, or by distributing shares of preferred stock, or rights to receive such shares, to the shareholders. In this respect, certain corporations have issued as a dividend to their common shareholders shares of preferred stock or rights to acquire shares of preferred stock having terms designed to encourage negotiated rather than unilateral takeover proposals and to protect against the adverse consequences of certain abusive takeover tactics such as open market accumulation programs and partial and front end loaded takeovers and freezeouts. The shares of authorized preferred stock would be available for such purposes and the Board of Directors may from time to time consider issuing shares of preferred stock for such purposes. The ability to issue shares of preferred stock also would allow the Board of Directors to issue shares only to shareholders supportive of management's position. This could provide management with the means to block a business combination considered desirable by some shareholders. In addition, the Board could authorize the issuance of a series of preferred stock that votes as a class, either separately or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction.

     If the Company's shareholder's fail to approve the issuance of Preferred Stock, the Debentures would continue to be convertible into shares of common stock and there would be no material adverse effect on the Company's financial condition.

     The proposed amendment to the Articles of Incorporation is permitted under Virginia law and is consistent with the rules of NASDAQ, upon which the Company's Common Stock is listed and traded.

                                 VOTE REQUIRED

     Under Virginia law, more than two-thirds of the outstanding shares of the Company's Common Stock must approve Proposal II. Abstentions and broker shares that are not voted on the matter and will have the same effect as a negative vote.

  THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION IS IN THE BEST INTERESTS OF BOTH THE COMPANY AND ITS
SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL II.

                                  PROPOSAL III

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UNDERLYING THE CORPORATION'S
 CONVERTIBLE DEBENTURES (OR CONVERTIBLE PREFERRED STOCK) AND CERTAIN WARRANTS.
                             (ITEM 3 ON PROXY CARD)

     On April 9 1997, the Corporation issued and sold an aggregate of $5,000,000 principal amount of convertible debentures (which is convertible into a New Series A Preferred Stock upon Shareholders Approval) and Warrants to purchase up to 1,160,622 shares of Common Stock to a group of institutional investors for an aggregate purchase price of $5.0 million. As discussed under Proposal II, the New Preferred Stock is convertible into common stock at a price which is equal to or less than market price of the Common Stock at the time of conversion. Moreover, the Corporation is required to pay the 5% premium on the New Preferred Stock in the form of Commons Stock at the time of conversion. Because the conversion rates applicable to the New Preferred Stock fluctuate with the market price of the Common Stock, the Corporation cannot determine the exact number of shares which will be issued upon conversion of and as dividends on the New Preferred Stock.

     In connection with the issuance of the New Preferred Stock, the Corporation agreed to seek the approval of its Stockholders for the issuance of in excess of 2,016,260 shares of Common Stock (20% of the number of shares of Common Stock outstanding on the first assumed date of issuance of the New Preferred Stock) upon (i) the conversion of, and as dividends on, the New Preferred Stock and
(ii) the exercise of warrants issued in connection with the issuance of the New Preferred Stock. These shares have been Registered by the Securities & Exchange Commission by registration statement dated May 20, 1997.

     This proposal is being presented to the Corporation's stockholders in accordance with Rule 4460(i) of the NASDAQ. Rule 4460(i) requires stockholder approval for the issuance of shares of common stock in a transaction or series of transactions involving (i) the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the Corporation equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power obtained before the issuance for less than the greater of book or market value of the stock.

     This proposal will be effective only if proposal II is approved by shareholders.


     Based on the market price for the Corporation's Common Stock on October 31, 1997 of $5.26 per share, the New Preferred Stock would be convertible into 1,056,913 shares of Common Stock. Moreover, an additional 422,765 shares of Common Stock are issuable upon exercise of warrants issued in connection with the New Preferred Stock (assumes maximum issuance). Such shares represent in the aggregate 10.47% of the number of shares of Common Stock issued and outstanding on October 31, 1997 and represent in the aggregate 10.47% of the Corporation's voting power outstanding on

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
October 31, 1997. Additional shares of Common Stock may be issued as dividends on the New Preferred Stock, which issuances will increase these percentages.


     Under the Certificate of Designations, Preferences and Rights of Series 'A' Convertible Preferred Stock, included herein as Exhibit B, the New Preferred Stock is convertible into the common shares at a variable or fixed rate dependent upon when the conversion occurs and the price at which the outstanding Common Stock is trading prior to the conversion. If the conversion occurs prior to October 6, 1997, the conversion price is the average of the closing bid prices for the Common Stock for ten (10) consecutive trading days ending the day preceding the conversion. If the conversion occurs on or after October 6, 1997, the conversion price is the lower of $7.54 or the conversion price as computed above multiplied by a fixed percentage. For example, assuming a conversion of $100,000 principal amount of Debentures on October 6, 1997, the number of shares to be issued would be 20,505 ($100,000 divided by the conversion price of $5.41875 times 90%) and 4,101 warrants to purchase common stock.



     The issuance of additional common shares could have a dilutive effect on the value of presently outstanding shares. For instance, if all Debentures were converted on October 31, 1997, 1,056,913 shares ($5,000,000 divided by $5.2564 times 90%) and 422,765 warrants to purchase shares would be issued. This would have resulted in an approximate ten percent (10%) dilution in the number of shares outstanding at such date (10,094,065 outstanding before dilution; 11,152,266 shares after dilution) and an approximately $0.065 per share dilution on such date ($5.375 closing bid price on October 31, 1997).


     This investment in New Preferred Stock provided the Corporation with an additional $5.0 million in working capital. Exercise of the Warrants issued in connection with the New Preferred Stock will provide the Corporation with an additional $2.0 million in working capital. Such funds are essential to fund the Corporation's continued expansion of the Corporation's business domestically and into countries that may provide opportunities for continued commercial expansion of the Corporation's integrated frame and voice data relay devices.

     In the event the Corporation does not receive approval by the stockholders of this Proposal III, the Corporation would be required to redeem all shares of Common Stock issuable upon conversion of the New Preferred Stock or exercise of the warrants to the extent such shares exceeds 20% of the issued and outstanding Common Stock. Such redemption would require the Corporation (i) to pay, in cash, an amount equal to 120% of the market price for the shares of Common Stock that investors in the New Preferred Stock were not able to convert due to such limitation and (ii) to issue one warrant for every 2 1/2 shares redeemed for each share of new Preferred Stock redeemed. In the alternative, the Corporation may issue other securities with the same economic value (before taxes) as the securities redeemed.

     In light of the redemption obligation, failure to obtain stockholder approval pursuant to NASDAQ Rule 4460(i) would adversely affect the Corporation's financial position. The resulting reduction in working capital could cause the Corporation to delay the commercial roll-out of the Corporation's new products or to forego opportunities for expansion in the marketplace.

             THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF
                COMMON STOCK VOTE IN FAVOR OF THE PROPOSAL III.

                                  PROPOSAL IV
                         EMPLOYEES STOCK PURCHASE PLAN

     On March 14, 1997, the Board of Directors of the Company subject to shareholder approval, adopted the Employees' Stock Purchase Plan (the 'Plan'), the text of which is set forth in Exhibit C. The purpose of the Plan is to encourage ownership of Common Stock of the Company by its employees and to provide additional incentive to those employees to remain with the Company and promote the success of its business.

GENERAL


     The Plan permits full-time employees whose customary employment is for more than 1,000 hours per year (to whom there are at present approximately seventy-five) to purchase shares of Common Stock in an aggregate amount not exceeding 100,000 shares (subject to adjustment in the event of stock dividends, split-ups, recapitulizations or combinations) through payroll deductions and voluntary participant contributions of up to $10,000 per year. Participation in the Plan is entirely voluntary. Shares will be purchased either on the open market or from the Company on the last day of each payroll period. Shares purchased from the Company will be purchased at a price equal to the average of the high and low sales prices of the Common Stock on the NASDAQ, on the day most recently preceding the purchase date on which reported sales of Common Stock on the NASDAQ were effected.


     In the sole discretion of the Board of Directors, the Company may contribute to a participant's account on any purchase date an amount up to but not exceeding such participant's payroll deduction for the payroll period ending on such purchase date. Such contribution may be in the form of a cash contribution, in the event that shares purchased for such participant are purchased in an open market transaction or in the form of a price discount, in the event that such shares are purchased from the Company. The Board does not presently intend to make contributions although it may elect to do so in the future.

     The Company will hold stock certificates representing shares purchased under the Plan until a participant requests delivery of the certificates. Shares so held will be enrolled in the Company's Dividend Reinvestment Plan. Any cash dividends paid on such shares will be used to purchase additional Commons Stock under that Plan.

     A participant may terminate or suspend his participation in the Plan at any time. An employee's participation also terminates if he ceases to be employed by the Company for any reason, including death or retirement. Participants may not sell, assign or transfer their interests in the Plan or rights thereunder to any other person.

ADMINISTRATION

     The Plan is administered by the Compensation Committee, which has duel power and authority to decide all questions regarding its construction and incorporation, The Compensation Committee may also pass upon and decide cases presenting unusual circumstances and in so doing, shall not in a nondiscriminatory manner consistent with, and to further the purposes of, the Plan. All decisions of the Compensation Committee shall be final and binding upon all persons.

AMENDMENT AND TERMINATION OF THE PLAN

     The Plan may be amended or terminated by the Board of Directors, but no amendment which is required to be approved by the shareholders of the Company as a condition of exemption of purchases from Section 16(b) of the Securities and Exchange Act of 1934 shall be effective until it is so approved.

EXPENSES

     This Company will bear all expenses of administering the Plan.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL IV.

         PROPOSAL V RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 5 ON PROXY CARD)

     The Board of Directors has appointed BDO Seidman, LLP as independent certified public accountants to examine the financial statements of the Company for the fiscal year ending April 30, 1998, and to perform other appropriate accounting services.

     A proposal will be presented at the meeting to ratify the Board's appointment of BDO Seidman, LLP as the Company's independent certified public accountants. If the appointment is not ratified by the shareholders represented at the meeting, the Board of Directors may reconsider its recommendation. One or more representatives of BDO Seidman, LLP are expected to be present at the Annual

Meeting and have an opportunity to make a statement and/or respond to appropriate questions from Shareholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL V.

                COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the National Association of Securities Dealers, Inc. Automated Quotations (NASDAQ) system. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during its fiscal year ended April 30, 1997, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER BUSINESS

     Management of the Company knows of no other business which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their judgment on such matters.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended for presentation at the Company's next Annual Meeting must be received by the Company at its principal offices in Sterling, Virginia not later than July 5, 1998.

                         ANNUAL REPORT TO SHAREHOLDERS

     Enclosed with this Proxy Statement is the Annual Report to Shareholders for the fiscal year ended April 30, 1997, including audited consolidated financial statements for the year then ended, which includes the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Annual Report is not incorporated in the Proxy Statement and is not to be considered a part of the soliciting materials.

                                          FASTCOMM COMMUNICATIONS CORPORATION
                                          The Board of Directors


Sterling, Virginia
             , 1997.

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

                            APPENDIX 1 -- PROXY CARD

                                 FORM OF PROXY

     The undersigned hereby appoints Peter C. Madsen, Mark H. Rafferty, and Robert C. Abbott and each or any of the, proxy for the undersigned, with power of substitution to vote all the shares of Common Stock of FastComm Communications Corporation held of record by the undersigned on September 30, 1997, at the Annual Meeting of Shareholders to be held at 9:00 a.m., November 10, 1997, and at any adjournments thereof, upon the matters designated on the other side and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS, 2, 3, 4 AND 5.

     1. Election of directors for one year terms expiring at the 1998 annual meeting:

        [ ] FOR Nominee: Peter C. Madsen, Edward R. Olson, Mark H. Rafferty, Thomas G. Amon

        INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE EACH SUCH NOMINEE'S NAME IN THE FOLLOWING SPACE:

      _________________________________________________________________________

        [ ] WITHHOLD AUTHORITY: To vote for all such nominees

     2. Proposal to amend Articles of Incorporation for authorization of 100,000 shares of Preferred Stock:

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     3. Proposal to approve the issuance of shares of Common Stock underlying Convertible Debentures and certain warrants

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     4. Proposal to adopt and employee Stock Ownership Plan

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN


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     5. Proposal to approve the appointment of BDO Seidman, LLP. as the independent auditors for the Company

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing in a representative capacity, please give full title as such. If a corporation, please sign in corporation's name by President or other authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                             Date:  ............................

                                              ..................................
                                                        Signature(s)

                                              ..................................
                                                        Signature(s)




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